Contact:  Jack L. Brozman, President & Chief Executive Officer
                             Paul Gardner, Chief Financial Officer
                             Concorde Career Colleges, Inc.
                             5800 Foxridge Drive, Suite 500
                             Mission, Kansas 66202
                             (913) 831-9977

Concorde Announces Acceleration of Stock Option Vesting

Mission, Kansas, December 23, 2005.... Concorde Career Colleges, Inc., NASDAQ: CCDC a provider of career training in allied health programs, today announced that its Board of Directors unanimously approved the accelerated vesting of all currently outstanding unvested stock options (the “Options”). The Options were previously awarded to executive officers and employees. The acceleration of vesting is effective with the closing of the market on December 19, 2005.

Concorde will accelerate the vesting for 304,730 options of which 122,000 have a grant price greater than the market price on the date of acceleration. The weighted average exercise price of these accelerated options is $14.78.

The decision to accelerate vesting of the Options and eliminate future non-cash compensation expense was based primarily on a review of the Company’s long-term incentive programs giving consideration for the effect on future financial statements upon the Company’s adoption of Financial Accounting Standards Board Statement No. 123 (R) (Share-Based Payment) in January 2006. Since the Company currently accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), it will report compensation expense related to the affected options for disclosure purposes only in its fourth quarter 2005 financial statements that will be filed in its Form 10K in 2006.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the 'safe-harbor' provisions of that act. Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, and effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2005 are forward looking statements and not historical facts. These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company's ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company's ability to leverage its curriculum and management infrastructure to build its student base. Actual results or events could differ materially from those discussed in the forward-looking statements. See the Company's reports on Forms 14A, 10-K and 10-Q filed with the Securities and Exchange Commission for further information. The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise. To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concordecareercolleges.com.

###